APPLIED MATERIALS, INC.
                     3050 Bowers Avenue
                Santa Clara, California 95054

                       PROXY STATEMENT

      The accompanying proxy is solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at 3:00 P.M. on March 3, 1994, and at any adjournment or postponement thereof, for the reasons set forth in the accompanying notice. Only stockholders of record at the close of business on January 10, 1994 are entitled to notice of and to vote at the Annual Meeting of Stockholders. On that date, the Company had outstanding __________ shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held. All information contained herein with respect to numbers and prices of shares gives effect to a two-for-one stock split in the form of a 100% stock dividend distributed October 5, 1993.

      If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting of Stockholders in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the ten directors proposed by the Board unless the authority to vote
for   the  election  of  directors  (or  for  any  one  or   more
nominees) is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the amendment of the Company's Certificate of Incorporation. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Annual Meeting of Stockholders. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy or by attendance at the Annual Meeting of Stockholders and voting in person. Votes will be tabulated by the inspector of elections of the Annual Meeting of Stockholders and results will be announced by the inspector of elections at
the   conclusion  of  such  meeting.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals but not on the election of directors. They will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Since the amendment to the Certificate of Incorporation requires the approval of a majority of the outstanding shares, abstentions will have the effect of a negative vote. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain "routine" items when they have not received instructions from beneficial owners. The election of directors and the amendment to the Certificate of Incorporation are deemed to be "routine" items upon which brokers can vote shares for which they received no instructions; if the broker votes on one item but not the other, the vote not cast is called a "broker non-vote". Under applicable Delaware law, a broker non-vote will have the same effect as a vote against the proposed amendment to the Certificate of Incorporation, and will have no effect on the outcome of the election of directors.

      The expense of soliciting proxies in the enclosed form will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, facsimile transmission and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's Common Stock and to request authority for the exercise of proxies; in such cases, the Company will reimburse such holders for their reasonable expenses. Proxies will also be solicited on behalf of management by the firm of Skinner & Co., whose fee ($4,000) and expenses (estimated to be $7,000) will be borne by the Company.

      This Proxy Statement was first mailed to stockholders on or about January __, 1994.

                ITEM 1--ELECTION OF DIRECTORS
Nominees

      At the Annual Meeting of Stockholders, a Board of ten directors will be elected, each to hold office until his successor is elected and qualified, or until his death, resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the ten nominees recommended by the Board of Directors, who are named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directos. All of the
nominees  except  Mr.  Armacost   were elected  directors  by  a
vote of the stockholders  at  the  last Annual  Meeting  of
Stockholders which was held on March 3, 1993; Mr. Armacost was nominated by the Board of Directors in December 1993. The Company has no reason to believe that the nominees for election will not be available to serve their prescribed terms. However, if any nominee for any reason is unable
to  serve or will not serve,  the  proxy  may be   voted   for
such  substitute  nominee   as   the   persons appointed in the
proxy may in their discretion determine.

       The   following  table  sets  forth  certain   information
concerning  the  nominees which is based  on  data  furnished  by them.
                                                             Director
Name of Nominee         Age  Principal Occupation             Since
James C. Morgan	         55  Chairman of the Board and Chief
                             Executive Officer of the Company  1977
James  W.  Bagley        55  Vice-Chairman of the Board  and
                             Chief Operating Officer of the
                             Company                           1987
Dan Maydan               58  President of the Company and
                             Co-Chairman of Applied Komatsu
                             Technology, Inc.                  1992
Michael   Armacost       56  Distinguished Senior Fellow and
                             Visiting  Professor at the
                             Asia/Pacific Research Center,
                             Stanford University                ---
Herbert M. Dwight, Jr.** 63  President, Chairman  and  Chief
                             Executive Officer of Optical
                             Coating Laboratory, Inc.           1981
George  B. Farnsworth**  70  Former Senior Vice President and
                             Group Executive, Aerospace
                             Business  Group, of General
                             Electric Co.                       1974
Philip   V.   Gerdine*   54  Executive  Director   (Overseas
                             Acquisitions) of Siemens AG        1976
Paul   R.   Low*         60  Chief  Executive  Officer  of
                             P.R.L. Associates                  1992
Alfred J. Stein**        61  Chairman and Chief Executive
                             Officer of VLSI Technology, Inc.   1981
Dr.   Hiroo   Toyoda*    67  Senior Advisor to NTT Electronics
                             Technology Corporation             1985

*    Member of Audit Committee
**   Member of Stock Option and Compensation Committee

      There is no family relationship between any of the foregoing nominees or between any of such nominees and any of the Company's executive officers. The Company's executive officers serve at the discretion of the Board of Directors.

     James C. Morgan is Chairman of the Board of the Company and has been Chief Executive Officer of the Company since
February 1977.  Mr. Morgan is a director of Genentech, Inc.

     James W. Bagley has been Chief Operating Officer of the Company since December 1987 and Vice-Chairman of the Board since December 1993. From December 1987 through December 1993, he was President of the Company. Mr. Bagley is a director of Kulicke and Soffa Industries, Inc., Tencor Instruments and Megatest Corp.

      Dan Maydan has been President of the Company since December 1993 and a Chairman of Applied Komatsu Technology, Inc. (formerly Applied Display Technology, Inc.) since December 1991. From 1990 through December 1993, he was Executive Vice President of the Company. During 1989 and 1990, Dr. Maydan was a Group Vice President of the Company. From March 1984 through February 1989, Dr. Maydan was a Vice President of the Company.

      Michael Armacost has been a Distinguished Senior Fellow and Visiting Professor at the Asia/Pacific Research Center, Stanford University since 1993. From 1989 to 1993, he was the U.S. Ambassador to Japan. From 1984 to 1989, he was Undersecretary of State for Political Affairs, U.S. Department of State. Mr. Armacost is a director of TRW, Inc.

     Herbert M. Dwight, Jr. has been President, Chairman and Chief Executive Officer of Optical Coating Laboratory, Inc., a manufacturer of thin films and components, since August 1991. From 1988 through 1991, Mr. Dwight was President and Chief Executive Officer of Superconductor Technologies, Inc., a high temperature superconductor research and development company. Mr. Dwight has been Chairman of the Board of Superconductor Technologies, Inc. since 1988 and is a director of Applied Magnetics Corporation and Laserscope.

      George  B.  Farnsworth has been retired since  January
1986.   From  September 1981 through January  1986,  he  was
Senior   Vice  President  and  Group  Executive,   Aerospace
Business Group, of General Electric Co.

     Philip V. Gerdine has been Executive Director (Overseas Acquisitions) of Siemens AG, Munich, Germany, a manufacturer of electrical and electronic products, since October 1990. From September 1989 to October 1990, Dr. Gerdine was Managing Director of The Plessey Company, plc, London. From September 1988 to September 1989, he was a Vice President of Siemens Corporation, New York.

      Paul R. Low has been President of P.R.L. Associates, a consulting firm, since July 1992. From July 1990 to July 1992, Dr. Low was a Vice President, and General Manager of Technical Products, of International Business Machines Corporation. From July 1987 to July 1990, Dr. Low was a Vice President, and President of the Storage Division, of International Business Machines Corporation. Dr. Low is a director of Solectron Corporation.

      Alfred  J. Stein has been Chairman and Chief Executive
Officer  of  VLSI  Technology, Inc. since March  1982.   Mr.
Stein   is   a  director  of  Tandy  Corporation  and   Qume
Corporation.

       Dr. Hiroo Toyoda has been a senior advisor to NTT Electronics Technology Corporation, a manufacturer of electronic products, since June 1992. From June 1990 to June 1992, Dr. Toyoda was Chairman of NTT Electronics
Technology Corporation. From 1982 until June 1990, Dr. Toyoda was President of NTT Electronics Technology Corporation.

Board and Committee Meetings

      The Board of Directors met seven times during fiscal 1993. Standing committees of the Board include an Audit Committee, which met four times during such fiscal year, and a Stock Option and Compensation Committee, which met four times during such fiscal year. There is no nominating committee. However, potential nominees are interviewed by outside directors, who submit their recommendation to the Board.

      The Audit Committee is comprised of Messrs. Gerdine, Low and Toyoda. Messrs. Dwight, Farnsworth and Stein are alternate members. All members and alternate members are non-employee directors. Among the Committee's functions are making recommendations to the Board of Directors regarding engagement of independent auditors, reviewing with Company financial management the plans for and results of the independent audit engagement, and reviewing the adequacy of the Company's system of internal accounting controls.

       The Stock Option and Compensation Committee is comprised of Messrs. Dwight, Farnsworth and Stein. Messrs. Gerdine and Low are alternate members. All members and alternate members are non-employee directors. The Committee's primary functions are to determine remuneration policies applicable to the Company's executive officers and to determine the bases of the compensation of the chief executive officer, including the factors and criteria on which such compensation is to be based. The Committee also administers the Company's 1976 Management Stock Option Plan.

     Except as described below, no incumbent director during fiscal 1993 attended fewer than seventy-five percent of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of the Board on which he served (during the periods that he served). Dr. Toyoda attended fewer than seventy-five percent of such meetings because he did not participate in three special telephonic Board meetings and one regular Board meeting.

Compensation of Directors

      Directors who are not officers of the Company each receive a quarterly retainer of $3,000, a fee of $2,000 for each Board meeting attended and a fee of $500 for each committee meeting attended if the committee meets on a day other than when the Board meets. Dr. Toyoda receives an additional $1,200 for each Board meeting. Directors are reimbursed for out-of-pocket costs incurred in connection with attending meetings, and directors who are not residents of California are reimbursed for the costs of preparing California tax returns. Dr. Toyoda is also reimbursed for the costs of preparing a Federal tax return.

      Directors who are not officers of the Company do not participate in any compensation plan except the 1985 Stock Option Plan for Non-Employee Directors (the "1985 Director Plan") which was approved by the Company's stockholders at the 1986 Annual Meeting of Stockholders.

     Pursuant to the 1985 Director Plan, as amended, options to purchase 20,000 shares of the Company's Common Stock are automatically granted to each non-employee director on the date such director is for the first time elected or appointed to the Board of Directors. Thereafter, each such director is automatically granted options to purchase 6,000 shares on the last day of each fiscal year through and including 1994, provided that such automatic option grants will be made only if the director was not an employee of the Company or any subsidiary for any part of the fiscal year then ending and has served on the Board of Directors for the entire fiscal year. Prior to the last day of fiscal 1993, the initial option grant was for 30,000 shares and the annual option grant was for 12,000 shares; in December 1993, the Board amended the Plan effective the last day of fiscal 1993.

     The exercise price for an option granted under the 1985 Director Plan is 100% of the fair market value of the shares covered by the option at the time the option is granted. All options granted under the 1985 Director Plan will become exercisable over a four-year period. The options expire five years after the date of grant or, if earlier, seven months after the optionee ceases to be a director or one year after his death.

                         MANAGEMENT

Security   Ownership  of  Certain  Beneficial   Owners   and
Management

       The following table contains certain information regarding beneficial ownership of the Company's Common Stock as of November 15, 1993 by (i) each person which is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the five officers shall be referred to as the "Named Executive Officers"), and (iv) all directors and executive officers as a group:

                                      Shares Beneficially Owned
Directors, Officers and 5% Stockholders   Number       Percent
Principal Stockholders:
Investors Research Corporation
   4500 Main Street
   Kansas City, MO  64141..............  6,300,000(1)   7.84%

Provident Investment Counsel
   300 North Lake Avenue
   Pasadena, CA  91101.................  5,644,890(2)   7.02%

Outside Directors:
Herbert M. Dwight, Jr..................     62,246(3)     *
George B. Farnsworth...................     75,000(4)     *
Philip V. Gerdine......................     36,000(5)     *
Paul R. Low............................          0        *
Alfred J. Stein........................     24,000(6)     *
Dr. Hiroo Toyoda.......................     30,000(7)     *

Executive Officers:
James C. Morgan........................    448,262        *
James W. Bagley........................    225,150        *
Dan Maydan.............................    120,885        *
Tetsuo Iwasaki.........................    101,500        *
David N.K. Wang........................    185,852(8)     *

All Directors and Executive Officers as a
Group (14 persons)                       1,559,841(9)   1.94%

____________
 *  Less than 1%.
(1)These shares are beneficially held by Investors Research Corporation ("IRC"), Twentieth Century Companies, Inc. ("TCC") and James E. Stowers, Jr., each of the address reported above. IRC, a registered investment adviser and a wholly-owned subsidiary of TCC, manages the investments of three registered investment companies, Twentieth Century Investors, Inc., Twentieth Century World Investors, Inc., and TCI Portfolios, Inc., as well as the assets of institutional investor accounts. The reported shares are owned by and held for such entities. Mr. James E. Stowers, Jr. controls TCC by virtue of his ownership of approximately 60% of the voting stock of TCC.
(2)Provident Investment Counsel has sole voting power as to 5,644,890 shares and shared investment power as to 5,644,890 shares.
(3)Includes options to purchase 30,000 shares of Common Stock exercisable by Mr. Dwight within 60 days of November 15, 1993.
(4)Includes options to purchase 21,000 shares of Common Stock exercisable by Mr. Farnsworth within 60 days of November 15, 1993.
(5)Includes options to purchase 30,000 shares of Common Stock exercisable by Dr. Gerdine within 60 days of November 15, 1993.
(6)Includes options to purchase 24,000 shares of Common Stock exercisable by Mr. Stein within 60 days of November 15, 1993.
(7)Includes options to purchase 30,000 shares of Common Stock exercisable by Dr. Toyoda within 60 days of November 15, 1993.
(8)Includes options to purchase 148,000 shares of Common Stock exercisable by Dr. Wang within 60 days of November 15, 1993.
(9)Includes options to purchase 363,500 shares of Common Stock exercisable by directors and executive officers within 60 days of November 15, 1993.

Executive Compensation

      The following table contains information concerning compensation paid to the Named Executive Officers for services rendered to the Company and its subsidiaries in all capacities during the three fiscal years ended October 31, 1993:

                 Summary Compensation Table
                                                                 Long-Term Compensation
                           Annual Compensation                  Awards            Payouts
                                               Other                                          All
                                              Annual    Restricted    Securities             Other
                                             Compen-      Stock       Underlying   LTIP     Compen-
   Name and         Fiscal  Salary   Bonus   sation(1)    Awards        Options   Payouts  sation(2)
Principal Position   Year    ($)      ($)      ($)         ($)            (#)       ($)       ($)

James C. Morgan     1993   $485,000 $388,000 $636,572     $0                 0      $0       $4,497
 Chairman of the    1992    433,238  327,375  117,509      0           100,000       0        -----
 Board and Chief    1991    355,653  117,600  117,509      0           100,000       0        -----
 Executive Officer

James W. Bagley     1993    390,000  312,000        0      0                 0       0        4,497
 Vice-Chairman of   1992    354,692  263,250        0      0            80,000       0        -----
 the Board and      1991    304,847  100,800        0      0            80,000       0        -----
 Chief Operating
 Officer

Dan Maydan          1993    335,000  268,000        0      0                 0       0        4,497
 President of the   1992    312,118  226,125        0      0            96,000       0        -----
 Company and        1991    245,193   84,000        0      0           128,000       0        -----
 Co-Chairman of
 Applied Komatsu
 Technology, Inc.

Tetsuo Iwasaki      1993    353,441  117,483        0      0                 0       0            0
 President of       1992    316,116   54,320        0      0            30,000       0        -----
 Applied Komatsu    1991    311,627   52,403        0      0            32,000       0        -----
 Technology, Inc.
 and Chairman of
 Applied Materials
 Japan, Inc.

David N.K. Wang     1993    214,884  225,800        0      0                 0       0        4,497
 Senior Vice        1992    200,000  161,800        0      0            40,000       0        -----
 President,         1991    159,578   97,200        0      0            68,000       0        -----
 Worldwide Business
 Operations

_____________
(1)Represents payments made to Mr. Morgan under the Supplemental Income Plan, which provides supplemental income and death and disability benefits to certain current and former executives who were designated by the Stock Option and Compensation Committee in 1981. In
   fiscal  1993,  the  Committee elected  to  pay,  and  the
   Company paid, to Mr. Morgan a lump sum equal to the discounted present value of all future payments that would have been paid to him under the Plan. The lump sum was paid in lieu of such future payments.
(2)Amounts consist of matching contributions made by the Company under the Employee Savings and Retirement Plan. Amounts for fiscal 1991 and 1992 are omitted in accordance with transition provisions accompanying the new proxy rules.

     The following table contains information concerning the grant of stock options to the Named Executive Officers during fiscal 1993 under the Company's 1976 Management Stock
Option Plan:

              Option Grants in Last Fiscal Year

                       Individual Grants
                 Number of    % of Total                                Potential Realizable Value
                 Securities     Options                                  at Assumed Annual Rates
                 Underlying    Granted to                               of Stock Price Appreciation
                  Options     Employees in     Exercise    Expiration          for Option Term
     Name        Granted (#)   Fiscal Year   Price ($/Sh)     Date           5%           10%

James C. Morgan      0           0.00%          N/A            N/A           $0            $0
James W. Bagley      0           0.00%          N/A            N/A            0             0
Dan Maydan           0           0.00%          N/A            N/A            0             0
Tetsuo Iwasaki       0           0.00%          N/A            N/A            0             0
David N.K. Wang      0           0.00%          N/A            N/A            0             0

The Company does not grant stock appreciation rights.

     The following table contains information concerning (i) the exercise of options by the Named Executive Officers during fiscal 1993 and (ii) unexercised options held by the Named Executive Officers as of the end of fiscal 1993:

       Aggregated Option Exercises in Last Fiscal Year
              and Fiscal Year-End Option Values
                                                                                      Value of Unexercised
                                                    Number of Unexercised             In-the-Money Options
                                                    Options at FY-End (#)                 at FY-End ($)
                     Shares
                    Acquired        Value
  Name           on Exercise (#)  Realized ($)   Exercisable   Unexercisable  Exercisable   Unexercisable

James C. Morgan         601,632    $11,323,788             0         200,000           $0      $4,850,000
James W. Bagley          80,000      1,795,000             0         160,000            0       3,880,000
Dan Maydan               96,000      1,870,000             0         192,000            0       4,656,000
Tetsuo Iwasaki           64,000      1,272,000             0          62,000            0       1,502,875
David N.K. Wang          74,400      2,431,909       148,000          92,000    3,956,125       2,227,250

Report of the Stock Option and Compensation Committee of the Board of Directors

     Notwithstanding any statement to the contrary in any of
the Company's previous or future filings with the Securities
and   Exchange   Commission,  this  Report  shall   not   be
incorporated by reference into any such filings.

       Compensation Philosophy. The Stock Option and Compensation Committee (the "Committee") has two principal objectives in determining executive compensation policies:
(1)  to attract, reward and retain key executive talent, and
(2) to motivate executive officers to perform to the best of their abilities and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of enhancing stockholder value. In furtherance of these objectives, the Committee has adopted the following overriding policies:

        The  Company will compensate competitively with
     the  practices of other leading      companies  in
     related fields;

        Performance at the corporate, business unit and
     individual   executive  officer  level        will
     determine a significant portion of compensation;

        The  attainment  of realizable but  challenging
     objectives  will  determine  performance     based
     compensation; and

       The Company will encourage executive officers to
     hold substantial, long-term equity      stakes  in
     the  Company  so that the interests  of  executive
     officers  will  coincide with   the  interests  of
     stockholders  --  accordingly,  stock   or   stock
     options  will constitute a     significant portion
     of compensation.

The Committee's specific executive compensation policies discussed below are designed to achieve the Committee's objectives through the implementation of the foregoing policies. In the following discussion, terms such as "generally", "typically" or "approximately" indicate that, while the Committee's initial analysis was based on quantitative factors, it complemented such analysis with a consideration of qualitative factors such as overall performance at the corporate, business unit and/or individual level.

      Elements of Executive Compensation. The elements of the Company's compensation of executive officers are: (1) annual cash compensation in the form of base salary and incentive bonuses paid under the Company's Executive
Incentive Compensation Plan, (2) long-term incentive compensation in the form of stock options granted under the Company's 1976 Management Stock Option Plan and (3) other compensation and employee benefits generally available to all employees of the Company, such as health insurance and employer matching contributions under the Company's Employee Savings and Retirement Plan, a "401(k)" plan.

      Total Annual Compensation. Each executive officer's target total annual compensation (i.e. salary plus bonus) is determined after a review of independent survey data regarding similarly situated executives at a group of approximately twenty companies. To construct the survey group, the Company chose companies which (1) are in the electronics industry, (2) have revenues comparable to the Company's revenues, and/or (3) compete with the Company for executive talent. Such group is not identical to the group of companies which comprise the Hambrecht & Quist Semiconductors Index used in the Performance Graph, because it was constructed using criteria different from the criteria used by Hambrecht & Quist. For each executive officer, the Company seeks to establish a total target annual compensation level that is at or close to the median of compensation paid to similarly situated executives at the companies surveyed. This policy serves the Company's objectives of attracting, rewarding and retaining key executive talent.

      Bonuses. The Committee's process for determining annual bonuses is designed to motivate the Company's executive officers to perform to the best of their abilities and to enhance stockholder value through the achievement of corporate objectives. Consequently, the target bonus for an executive is related to his or her potential impact on corporate results, while the percentage of the target bonus received is determined with reference to performance-related parameters.

      The percentages of total target annual compensation allocated to salary and to bonus differ depending on whether the officer is a business unit executive or a staff executive. Given that business unit executives have more control over the performance of their business unit than staff executives have over the multiple business units they support, the target annual compensation of business unit executives has a higher bonus component than the target compensation of staff executives. Generally, target bonuses for business unit executives are on the order of 60-75% of annual salary, while target bonuses for staff executives are on the order of 40-50% of annual salary.

      The percentage of target bonus that a business unit executive (other than Mr. Morgan, Mr. Bagley and Dr. Maydan) receives depends on performance with respect to three categories of parameters: profitability, market share growth and customer satisfaction. The weighting of such categories differs among business units depending on the maturity of the unit. The parameters within each category are weighted roughly equally. For example, if there are three parameters in the profitability category, the weightings within such category might be 30%, 30%, and 40%.

      The percentage of target bonus that a staff executive receives depends on corporate earnings per share and three to five specific management-by-objective ("MBO") goals. Typically, the earnings per share parameter and the MBO parameter are of roughly equal weight. Within the MBO parameter, the specific goals are weighted approximately equally.

      For business unit and staff executive officers, the actual targets for all parameters are set from year to year at levels that take into account general business conditions
and  Company  strategies  for the  year.   The  Committee
approves all such performance targets and determines, after discussions with Company management, whether each executive officer has met, exceeded or fallen below these targets.

      Bonuses paid to Mr. Morgan, Mr. Bagley and Dr. Maydan are determined by combining two equally weighted factors:
(1) annual revenue growth, and (2) net profit as a percentage of sales. In determining bonus amounts for these executive officers, the Committee also takes into consideration its overall assessment of Company performance.

      Stock Options. The Committee believes that the use of stock options as long term compensation serves to motivate executive officers to maximize stockholder value and to remain in the Company's employ. The number of options granted to each executive is determined by the Committee, in its discretion. In making its determination, the Committee considers the executive's position at the Company, his or her individual performance, the number of options held by the executive (if any) and other factors, including an analysis of the estimated amount potentially realizable from the options. This analysis takes into account: (1) a target compensation amount equal to a specified percentage of salary earned in the year of grant, (2) an assumed rate of appreciation in the Company stock price, and (3) the number of options which, given the assumed appreciation rate, would enable the executive to receive (net of the exercise price) the target amount upon the exercise of the options on the first date when all the options are exercisable.

       Compensation   of  Chief  Executive   Officer.    The
Committee applies the foregoing principles and policies in determining the compensation of Mr. Morgan, the Company's
Chief Executive Officer.

      During fiscal 1993, Mr. Morgan received a salary of $485,000. He also was eligible to receive an annual bonus. The Committee believes that Mr. Morgan, as Chief Executive Officer, significantly and directly influences the Company's overall performance. Accordingly, the Committee set Mr. Morgan's target bonus at 75% of his annual salary. During fiscal 1993, the Company exceeded Mr. Morgan's bonus target for the combination of revenue growth and net profit as a percentage of sales. Based on this performance, the Committee approved the payment to Mr. Morgan of a cash bonus for fiscal 1993 of $388,000, which equals 80% of his fiscal 1993 salary.

      Mr. Morgan also received compensation pursuant to a Supplemental Income Plan (the "SIP") which the Committee adopted in 1981. The SIP was intended to assist the Company in retaining certain executives during a period when the
Company, due to financial conditions, was unable to pay competitive compensation. Under the SIP, Mr. Morgan was to have received annual payments of $117,509 during the ten-year period ending in fiscal 1999. However, in fiscal 1993, the Committee elected to pay Mr. Morgan a single lump sum equal to the discounted present value of all future
payments  owed  to  Mr.  Morgan  under   the   SIP.
Accordingly, Mr. Morgan will receive no future payments under the SIP.

     Tax Deductibility of Executive Compensation. Beginning in the Company's fiscal 1994, the Internal Revenue Code (the "Code") will limit the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1 million or meets certain specified conditions (such as shareholder approval). Based on the Company's current compensation plans and policies and recently released proposed regulations interpreting the Code, the Company and the Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation. After the Company and Committee have had additional time to analyze the new regulations, the Company's compensation plans and policies will be modified to ensure full deductibility of executive compensation if the Company and the Committee determine that such an action is in the best interest of the Company.

                              Herbert M. Dwight, Jr.
                              George B. Farnsworth
                              Alfred J. Stein

Company Stock Performance

      The following graph shows a five-year comparison of cumulative total return for the Company's stock, the Standard & Poor's 500 Composite Index and the Hambrecht & Quist Semiconductors Index, which is a published industry index. The Hambrecht & Quist Semiconductors Index contains approximately 21 companies in the semiconductor and semiconductor equipment industries. Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, the graph shall not be incorporated by reference into any such filings.

(Performance Graph filed on paper under Form SE in accordance with Item 304(d) of Regulation S-T.)

Compensation Committee Interlocks and Insider Participation

      During fiscal 1993, Herbert M. Dwight, Jr., George B. Farnsworth, Dr. Hiroo Toyoda and Alfred J. Stein served as members of the Stock Option and Compensation Committee. Beginning at the June meeting of the Committee, Mr. Stein replaced Dr. Toyoda as a Committee member. None of the Compensation Committee members or Named Executive Officers have any relationships which must be disclosed under this caption.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and holders of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

      Based solely on its review of such forms that it received, or written representations from reporting persons that no Form 5s were required for such persons, the Company believes that, during fiscal 1993, all Section 16(a) filing requirements were satisfied on a timely basis.

           ITEM 2-AMENDMENT OF THE CERTIFICATE OF
     INCORPORATION TO AUTHORIZE ADDITIONAL COMMON STOCK

       Article FIFTH of the Certificate of Incorporation presently authorizes the issuance of up to 100,000,000 shares of Common Stock, par value $.01 per share, and
1,000,000 shares of Preferred Stock, par value $.01 per share. The authorized Common Stock is all of a single class and with equal voting, distribution, liquidation and other rights. The Board of Directors now proposes to amend Article FIFTH in order to increase the number of shares of Common Stock authorized for issuance to 200,000,000 shares.

       The 100% stock dividend distributed on October 5, 1993 to shareholders of record as of September 21, 1993 depleted the pool of authorized but unissued shares by 40,153,773 shares, thereby reducing that number to 19,692,454. Consequently, the Board of Directors considers it advisable to authorize the issuance of an additional 100,000,000 shares for use in additional stock dividends (if any), the Company's employee benefit plans, and other corporate purposes. The Company has no present plans which would result in the issuance of new shares of Common Stock, except through the Company's employee benefit plans.

       As of November 15, 1993, 80,394,185 shares were outstanding and 11,918,812 shares were reserved for issuance under the Company's various employee benefit plans, leaving a balance of 7,687,003 authorized, unissued and unreserved shares. If the proposed amendment to the Certificate of
Incorporation is approved, the approximate number of authorized, unissued and unreserved shares will be 107,687,003.

      If this amendment is adopted, the additional shares of Common Stock may be issued by direction of the Board of Directors at such times, in such amounts and upon such terms as the Board of Directors may determine, without further approval of the stockholders unless, in any instance, such approval is expressly required by regulatory agencies or otherwise. Stockholders of the Company have no preemptive rights to purchase additional shares. The adoption of the amendment will not of itself cause any change in the capital accounts of the Company. However, the issuance of additional shares of Common Stock would dilute the existing stockholders' equity interest in the Company.

       Approval of the proposed amendment requires the affirmative votes of the holders of a majority of the outstanding Company Stock.

       THE  BOARD  OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE FOR THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION.


      RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of independent accountants of the Company recommended by the Audit Committee and selected by the Board of Directors for the current fiscal year is Price Waterhouse. The Board of Directors expects that representatives of Price Waterhouse will be present at the Annual Meeting of Stockholders, will be given an opportunity to make a statement at such meeting if they desire to do so and will be available to respond to appropriate questions.

                        OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the Annual Meeting of Stockholders and, so far as is known to the Board of Directors, no matters are to be brought
before   the  Annual  Meeting  of  Stockholders  except   as
specified in the notice of the Annual Meeting of Stockholders. However, as to any other business that may properly come before the Annual Meeting of Stockholders, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

         STOCKHOLDER PROPOSALS--1995 ANNUAL MEETING

      Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 1995 Annual Meeting of
Stockholders of the Company must be received at the Company's offices on or before October __, 1994 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                        Donald A. Slichter
                                        Secretary

January __, 1994
Santa Clara, California

      YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.
This Proxy Statement was printed on recycled paper.

                   APPLIED MATERIALS, INC.
 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 3, 1994.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned hereby appoints James C. Morgan and Donald A. Slichter, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc., to be held on Thursday, March 3, 1994, at 3:00 P.M. and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

1.   ELECTION OF DIRECTORS

     ____FOR all nominees listed below              _____WITHHOLD AUTHORITY
    (except  as indicated to the contrary below)    (to vote  for all nominees listed below)

M.   Armacost,   J.  Bagley,  H.  Dwight,   G.   Farnsworth,
P.  Gerdine,  P.  Low,  D.  Maydan,  J.  Morgan,  A.  Stein,
H. Toyoda

INSTRUCTION:   To   withhold  authority  to  vote  for   any
               individual Nominee, write that Nominee's name in the space provided below.

____________________________________________________________

____________________________________________________________


     The Board of Directors recommends a vote FOR.

2. To approve the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder to 200,000,000.

       FOR   _____       AGAINST   _____     ABSTAIN   _____

     The Board of Directors recommends a vote FOR.

3. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

(Please sign on reverse)

      THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE TEN NOMINEES FOR ELECTION AND FOR PROPOSAL 2. (Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                               Dated:____________________________


                                _________________________________
                                             Signature

                                _________________________________
                                   Signature, if held jointly

      STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND  RETURN
THIS  PROXY  IN  THE  ENVELOPE PROVIDED, WHICH  REQUIRES  NO
POSTAGE IF MAILED IN THE UNITED STATES.